Contact:
Keting Lin, IR Associate
Alliance Fiber Optic Products, Inc.	February 18, 2016
Phone: 408-736-6900 x188

AFOP REPORTS ANNUAL SALES AND OPERATING PROFITS FOR 2015.
WITH SEQUENTIAL GROWTH GUIDANCE

Sunnyvale, CA – February 18, 2016 - Alliance Fiber Optic Products, Inc. (Nasdaq GM: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the fourth quarter and year ended December 31, 2015.

Revenues for the fourth quarter of 2015 totaled $16,421,000, a 9% decrease from revenues of $18,060,000 reported in the previous quarter and a 13% decrease from revenues of $18,809,000 reported in the fourth quarter of 2014. The Company recorded net income for the fourth quarter of 2015 of $787,000, or $0.05 per share, compared to $3,653,000, or $0.20 per share for the previous quarter, and compared to net income for the fourth quarter of 2014 of $1,409,000, or $0.08 per share.

Revenues for the year ended December 31, 2015 were $81,189,000, a 6% decrease over revenues of $85,987,000 reported in the previous year. Operating income for the year ended December 31, 2015 was $19,194,000, compared with $21,603,000 for the previous year. The Company recorded a net profit for the year ended December 31, 2015 of $13,038,000, or $0.74 per basic share. This compares with a net profit of $14,508,000, or $0.78 per basic share, for the year ended December 31, 2014.

“Fiscal year 2015 represented a year of continued profitability and investment for AFOP,” commented Peter Chang, President and Chief Executive Officer. “With the softer second half of 2015, overall annual revenues were off 6% from 2014’s record performance. With our operational efficiency, we achieved annual and quarterly gross margins above the average of our peers throughout the year, which resulted in improved annual Non-GAAP based gross margins, from 40% in 2014 to 41% in 2015. In addition, AFOP increased shareholder value during the year through a stock buyback program to reduce the number of outstanding shares by over 2.5 million, while still maintaining a strong balance sheet.”

“While we are pleased with the continued profitable financial performance for 2015, we are encouraged with the business prospects in this coming year with the progress we have made with customers, new products, and the continued strong demand in the global fiber optics markets. In the first quarter of 2016, we expect revenues to be in the range of $17M to $19M. Earnings per share in the first quarter of 2016 will improve with fewer outstanding shares from the stock buyback program in 2015 and no foreign subsidiary annual tax adjustment. In addition, we are encouraged by the prospects of continuous sequential quarterly growth, which would result in a year of record revenue and profits in the full year 2016.” concluded Mr. Chang.

Conference Call
Management will host a conference call at 1:30 p.m. PT on February 18, 2016 to discuss AFOP’s Fourth Quarter and Fiscal Year 2015 financial results as well as the outlook for the First Quarter of 2016. Please call 877-675-3572 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 22256438. AFOP will also provide a live webcast of its Fourth Quarter and Fiscal Year 2015 Earnings Conference call at AFOP’s website: www.afop.com. The webcast replay will be available on AFOP’s website 90 minutes after the live conference call.

About AFOP
Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP's products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film CWDM and DWDM components and modules, optical attenuators, and micro-optics devices. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP's website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to our expectations regarding future revenue levels, profits, business prospects and the time periods thereof, our beliefs regarding demand in the global market, growth in the fiber optics industry, and our expectation regarding future demand for our products are forward looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to general economic conditions and trends, trends in demand for bandwidth, the rate of conversion from copper to fiber technology, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, customer demand for our products, the timing of customer orders, loss of key customers, our ability to ramp new products into volume production, the mix of products sold and product pricing, the costs associated with running our operations, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity and demand for bandwidth, the success of cost control initiatives, our ability to obtain and maintain operational efficiencies, financial stability in foreign markets, and other risks detailed from time to time in our SEC reports, including AFOP's quarterly report on Form 10-Q for the quarter ended September 30, 2015. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Consolidated Balance Sheets
(in thousands)
(Unaudited)

	Dec. 31,	Dec. 31,
	2015	2014
ASSETS
Current assets:
Cash and short-term investments	$23,988	$54,580
Accounts receivable, net	12,547	10,806
Inventories, net	10,919	9,305
Deferred tax assets	3,848	3,690
Other current assets	2,121	2,077
Total current assets	53,423	80,458

Long-term investments	10,821	10,635
Property and equipment, net	16,183	13,868
Other assets	206	212
Total assets	$80,633	$105,173

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,059	$9,236
Accrued expenses and other current liabilities	9,510	8,699
Total current liabilities	15,569	17,935
Long-term liabilities	2,194	978
Total liabilities	17,763	18,913
Stockholders' equity	62,870	86,260
Total liabilities and stockholders' equity	$80,633	$105,173

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Year Ended
	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2015	2015	2014	2015	2014
Revenues	$16,421	$18,060	$18,809	$81,189	$85,987

Cost of revenues	9,770	10,963	11,339	48,154	51,770
Gross profit	6,651	7,097	7,470	33,035	34,217

Operating expenses:
Research and development	1,090	1,009	1,096	4,411	4,340
Selling, marketing and administrative	2,259	2,373	1,954	9,430	8,274
Total operating expenses	3,349	3,382	3,050	13,841	12,614

Income from operations	3,302	3,715	4,420	19,194	21,603
Interest and other income, net	87	148	209	623	769
Net income before tax	3,389	3,863	4,629	$19,817	$22,372
Provision for income taxes	(2,602)	(210)	(3,220)	(6,779)	(7,864)
Net income	$787	$3,653	$1,409	$13,038	$14,508

Net income per share:
Basic	$0.05	$0.20	$0.08	$0.74	$0.78
Diluted	$0.05	$0.20	$0.08	$0.73	$0.77

Shares used in per share calculation:
Basic	17,055	17,850	18,366	17,648	18,488
Diluted	17,315	18,227	18,727	17,945	18,935

Included in costs and expenses above:
Stock based compensation charges
Cost of revenues	$118	$137	$113	$513	$492
Research and development	41	51	44	196	234
Selling, marketing and administrative	657	666	321	2,227	1,435
Total	$816	$854	$478	$2,936	$2,161

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Reconciliations from GAAP to Non-GAAP
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2015	2015	2014	2015	2014
Gross Profit Reconciliation
GAAP gross profit	$6,651	$7,097	$7,470	$33,035	$34,217
Stock-based compensation expense	118	137	113	513	492
Adjusted (non-GAAP) gross profit	$6,769	7,234	$7,583	$33,548	$34,709
Adjusted (non-GAAP) gross margin	41.2%	40.1%	40.3%	41.3%	40.4%

Operating Expense Reconciliation
GAAP operating expenses	$3,349	$3,382	$3,050	$13,841	$12,614
Stock-based compensation expense	698	717	365	2,423	1,669
Adjusted (non-GAAP) operating expenses	$2,651	$2,665	$2,685	$11,418	$10,945

Income from Operations Reconciliation
GAAP income from operations	$3,302	$3,715	$4,420	$19,194	$21,603
Adjustments related to gross profit	118	137	113	513	492
Adjustments related to operating expense	698	717	365	2,423	1,669
Adjusted (non-GAAP) income from operations	$4,118	$4,569	$4,898	$22,130	$23,764
Adjusted (non-GAAP) operating margin	25.1%	25.3%	26.0%	27.3%	27.6%

Net Income Reconciliation
GAAP net income	$787	$3,653	$1,409	$13,038	$14,508
Adjustments related to gross profit	118	137	113	513	492
Adjustments related to operating expense	698	717	365	2,423	1,669
Income tax provision adjustments	(760)	(310)	2,768	994	5,394
Adjusted (non-GAAP) net income	$843	$4,197	$4,655	$16,968	$22,063

Weighted average shares outstanding
Basic	17,055	17,850	18,366	17,648	18,488
Diluted	17,315	18,227	18,727	17,945	18,935

Net Income per Common Share - Basic:
GAAP as reported	$0.05	$0.20	$0.08	$0.74	$0.78
Non-GAAP as adjusted	$0.05	$0.24	$0.25	$0.96	$1.19

Net Income per Common Share - Diluted:
GAAP as reported	$0.05	$0.20	$0.08	$0.73	$0.77
Non-GAAP as adjusted	$0.05	$0.23	$0.25	$0.95	$1.17

Non-GAAP EBITDA
Non-GAAP net income	$843	$4,197	$4,655	$16,968	$22,063
Depreciation expense	814	685	658	2,837	2,798
Interest income	(143)	(182)	(197)	(717)	(755)
Income tax expense	3,362	520	452	5,785	2,470
Non-GAAP EBITDA	$4,876	$5,220	$5,568	$24,873	$26,576

Use of Non-GAAP Financial Information

The company provides Non-GAAP gross margin, Non-GAAP net income, Non-GAAP basic and diluted net income per share and EBITDA as supplemental information. In computing these non-GAAP financial measures, the company excludes certain items included under GAAP, including stock-based compensation expense and income tax provision adjustments. In computing EBITDA, the company also excludes interest income, provision for (benefit from) income taxes and depreciation expense.

Management uses these Non-GAAP financial measures to evaluate the operating performance of the business and aid in period-to-period comparability. Management also uses the Non-GAAP financial measures for planning and forecasting and measuring results against its forecast. Using several measures to evaluate the business allows the company and investors to assess the company’s relative performance. The Non-GAAP financial measures provided herein may not provide information that is directly comparable to that provided by other companies in our industry, as other companies may calculate such financial results differently. The company’s Non-GAAP financial measures are not measurements of financial performance under GAAP, and should not be considered as alternatives to the financial measures derived in accordance with GAAP. The company does not consider these Non-GAAP financial measures to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of the Non-GAAP financial measures to the most directly comparable GAAP financial measures is provided in the financial schedules portion of this press release.